Exhibit 99.1

 PRESS RELEASE - FOR IMMEDIATE RELEASE

INYX REPORTS STRONG INCREASE IN REVENUES
- 2005 Revenues Reach $50 Million Level
- Company Revises 2006 Guidance; Expects Material Earnings Starting in Third Quarter

AND PENDING ACQUISITION & NEW STRATEGIC COLLABORATION
- Expected to Make Major Contributions Starting in 2007

NEW YORK - April 3, 2006 - Inyx, Inc. (OTC BB: IYXI), a specialty pharmaceutical company focused on niche drug delivery technologies and products, reported today operating results for the fourth quarter and year ended December 31, 2005. Inyx also announced a pending German acquisition and strategic pan-European collaboration. The company is also updating its guidance on revenues and operating income for 2006 and issuing targets for 2007. Inyx will hold a conference call for investors today at 9:00 a.m. EDT (see further down for conference-call details).

For the fourth quarter of 2005, revenues reached $25.5 million, the highest quarterly level in the company’s history and more than a six-fold increase from the $4.2 million reported in the 2004 closing quarter. The company reported a net loss in the 2005 quarter of $13.6 million, equal to $0.33 per share, compared with a net loss of $7.0 million, or $0.19 a share, in the year-earlier period.

For the year ended December 31, 2005, revenues more than tripled to $49.6 million from the $15.7 million reported for 2004. The net loss in 2005 amounted to $31.0 million, equal to $0.78 per share, versus a net loss of $16.9 million, or $0.52 a share, in 2004. Detailed financials are presented in the company’s Form 10-K filed March 31, 2006, which can be downloaded from Inyx’s website.

Jack Kachkar, M.D., Chairman & CEO of Inyx, Inc., said, “The strong increase in 2005 fourth- quarter and full-year revenues is due largely to additional business as a result of two, strategic acquisitions made last year. The increased net loss in 2005 is due primarily to higher operating expenses created by those acquisitions that won’t start to be offset until the second half of 2006, as well as $3.0 million in one-time, non-recurring charges related to the acquisitions and $3.9 million in non-cash charges.”

On March 31, 2005, Inyx acquired certain assets and business of Aventis Pharmaceuticals Puerto Rico Inc. On August, 31, 2005, Inyx acquired Celltech Manufacturing Services Limited, based in the United Kingdom (and then re-named Ashton Pharmaceuticals Limited).

Pending Acquisition and Strategic Collaboration

Inyx reported it has reached an agreement in principle to acquire a German pharmaceutical production business from a pan-European specialty pharmaceutical company, with which it is also entering into a strategic, 10-year-plus collaboration agreement, whereby Inyx will become the exclusive manufacturing resource for the European company’s therapeutic products. The acquisition and collaboration also includes Inyx receiving several product licenses. The acquisition, which is subject to completion of customary due diligence, execution of definitive documents and securing financing for the closing, is expected to be completed by June 30, 2006. The purchase price was not disclosed.

“We are very excited about these tandem transactions, which represent the two most material to date in terms of contributions to Inyx’s earnings and revenues. Moreover, both expand Inyx’s scope in the international pharmaceutical industry,” said Jack Kachkar, M.D., Chairman and CEO of Inyx, Inc. Germany is the largest pharmaceutical market in Europe, and operations there strategically complement Inyx’s two existing subsidiaries in the United Kingdom,” Dr. Kachkar explained.

Under the long-term collaboration agreement, Inyx will become the exclusive manufacturer of both prescription and over-the-counter pharmaceutical products, which include drugs marketed to most European countries. Inyx will take over the production of these products, which will be conducted not only at the German plant but at Inyx’s U.K. sites as appropriate. “In fact,” noted Dr. Kachkar, “our strategic manufacturing collaboration has already started on some products.”

Future Guidance

Due to the German acquisition, new business opportunities as well as this year’s schedule of existing contracts, the company has raised its revenue guidance for 2006 to approaching the $150 million level from the $125-$135 million range previously targeted.

However, because of a longer process and higher expenses than previously anticipated related to the integration of last year’s strategic U.S. acquisition in Puerto Rico, as well as Inyx now increasing its investment in the future by raising expenditures for marketing and business development, plus expanding its operating and corporate management team, the company does not expect material full-year earnings until 2007.

As a result of this year’s increased expenditures as well as an estimated $2 million in additional depreciation charges related to the pending German acquisition, Inyx now expects an EBITDA (earnings before income taxes, depreciation and amortization) profit margin in the 15% range and a net profit margin in the 3% range as opposed to earlier 2006 targets of 15%-20% and 10%-15%, respectively. Inyx expects to start to begin to achieve material net earnings in the third quarter of 2006.

“In 2006, Inyx is making additional investments to both produce and manage accelerating future growth,” explained Dr. Kachkar. “We are very excited about the future because, as a result of Inyx’s niche drug delivery expertise and expanding relationships in the pharmaceutical industry, we expect to have a breakout year in 2007.”

Based on the pending acquisition and related strategic collaboration as well as other new business opportunities, Inyx also reported guidance for 2007: revenues are targeted to exceed $250 million with an ebitda margin approaching 20% and a net margin in excess of 10%.

Inyx expects to also benefit in 2007 from a full-year’s contribution from its initial proprietary products, which are expected to be ready for commercial marketing later this year.

Inyx’s first proprietary product is a wound-care spray utilizing a barrier-pack technology, which allows a hermetical seal between the product and the propellant and, in turn, permits effective spraying from any angle. Inyx is currently testing its wound-care product in barrier-pack formulation for stability, and expects it to be ready for commercial launch in Europe in the second half of 2006.

Inyx is also developing both saline and steroidal nasal sprays for the treatment of allergic and non-allergic rhinitis, disorders characterized by inflammation of the mucous membranes lining the nasal passages. The formulation work on these products has been completed and Inyx is currently performing pump-spray compatibility studies. Inyx expects to have these two nasal sprays ready for commercial distribution by the end of 2006.

Other Growth Initiatives

“We commenced four strategic growth initiatives in 2005 that are starting to pay off, and we must make sure they are managed prudently,” he said. In addition to last year’s two acquisitions, Inyx and King Pharmaceuticals, Inc. (NYSE:KG) announced on September 8, 2005, a strategic collaboration.

In 2005, Inyx also formed a new wholly owned subsidiary, Exaeris, Inc., through which the company’s marketing and commercial collaborations will be conducted, complementing its pharmaceutical development and manufacturing expertise. “We are making a significant investment in Exaeris, which commenced formal operations this January. Exaeris should be a major growth driver for Inyx in the future but is not expected to start to make a material contribution to operating results until 2007,” Dr. Kachkar said.

“There are also several other new business opportunities that we are pursuing and expect to finalize during 2006. Some of these are additional strategic initiatives reflecting Inyx’s evolution into becoming a vertically integrated, specialty pharmaceutical company - and which should contribute to building revenues and earnings starting in 2007,” stated the Inyx CEO.

Investors Conference Call

Inyx will conduct a conference call with investors this morning at 9:00 a.m. Eastern Daylight Time. Investors in the U.S. should call the following toll-free number: 877-407-0782. Outside the U.S., investors should call: 201-689-8567. All callers should phone in by 8:55 a.m. EDT. The call is also being webcast by Vcall, which can be accessed at Inyx’s website: www.inyxgroup.com or at www.investorcalendar.com.

For those unable to access live, a replay will be available to U.S. investors at the following toll-free number: 877-660-6853; international investors should call: 201-612-7415. All replay callers must dial-in account number: 286 and conference I.D.: 198099. The replay will be available approximately two hours after the live call ends and run through 11:59 p.m. EDT on April 7, 2006. The webcast will be archived for 90 days on the two websites listed above.

About Inyx

Inyx, Inc. is a specialty pharmaceutical company with niche drug delivery technologies and products for the treatment of respiratory, allergy, dermatological, topical and cardiovascular conditions. Inyx focuses its expertise on both prescription and over-the-counter pharmaceutical products, and provides specialty pharmaceutical development and production consulting services. In addition, Inyx is developing its own proprietary products. The company’s operations are conducted through several wholly owned subsidiaries: Inyx USA, Ltd., based in Manati, Puerto Rico; Inyx Pharma Ltd. and Inyx Europe Limited, which owns and operates Ashton Pharmaceuticals Ltd., all near Manchester, England; Inyx Canada, Inc. in Toronto; and Exaeris, Inc., based in Exton, Pennsylvania. Inyx, Inc.’s corporate offices are in New York City. For more information, please visit: www.inyxinc.com.

Safe Harbor

Statements about Inyx’s future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected results.

INYX, INC.
Consolidated Statement of Operations
(expressed in thousands of U.S. dollars, except per share amounts)

	For the Three Months Ended
	December 31,
	2005	2004
	(Unaudited)
Net revenues	$25,479	$4,150

Gross profit	6,856	226

Total operating expenses	18,336	4,649

Loss from operations before interest and financing costs and income tax expense	(11,480)	(4,423)

Interest and financing costs	2,163 896

Income tax expense - 1,726	—	—

Net loss	$(13,643)	$(7,045)

Basic and fully diluted loss per share $(0.33) $(0.19)

Weighted average number of shares used in computing basic and fully diluted loss per share amounts	40,802,851	38,013,000

INYX, INC.
Consolidated Statement of Operations
(expressed in thousands of U.S. dollars, except per share amounts)

	For the Year Ended
	December 31,
	2005	2004
	(Audited)
Net revenues	$49,565	$15,699

Gross profit	14,706	1,383
Total operating expenses	35,656	13,622

Loss from operations before interest and financing costs and income tax expense	(20,950)	(12,239)

Interest and financing costs	10,059	3,370

Loss before income tax expense	(31,009)	(15,609)

Income tax expense	-	1,333

Net loss	$(31,009)	$(16,942)

Basic and fully diluted loss per share	$(0.78)	$(0.52)

Weighted average number of shares used in computing basic and fully diluted loss per share amounts	39,774,450	32,598,358
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